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                         INVESTMENT ADVISORY AGREEMENT


          AGREEMENT made as of April 1, 1995 between BLUE CHIP VALUE FUND, INC., a Maryland corporation (the "Fund"), and Denver Investment Advisors LLC (the "Investment Advisor") a Colorado limited liability company.

          WHEREAS, the Fund is registered as a closed-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

          WHEREAS, the Fund desires to retain the Investment Advisor to furnish investment advisory and certain administrative services to the Fund and the Investment Advisor is willing to so furnish such services;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed between the parties hereto as follows:

          1.  Appointment.  The Fund hereby appoints the Investment Advisor to
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act as its investment adviser for the period and on the terms set forth in this
Agreement. The Investment Advisor accepts such appointment and agrees to furnish the services herein set forth, for the compensation herein provided.

          2.  Management.  Subject to the supervision of the Fund's Board of
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Directors, the Investment Advisor will perform the following services:

              (i) Provide a continuous investment program and strategy for the Fund, including investment research and management with respect to all securities and investments and cash equivalents in the Fund, determining from time to time what securities and other investments will be invested, reinvested, owned, held or traded by the Fund. The Investment Advisor will provide this service under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus and resolutions of the Fund's Board of Directors adopted from time to time;

              (ii) Prepare or supervise the preparation of the Fund's Annual and Semi-Annual Reports to the Securities and Exchange Commission and any other report required by the securities, investment, tax or other laws of the
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          United States and the various states in which the Fund does business;

              (iii) The Investment Advisor shall, to the extent requested by the Board of Directors, provide the personnel to act as officers of the Fund and pay the salaries of such officers (except the Secretary), and shall furnish office facilities and equipment, and stenographic services necessary for the operation of the Fund.

              (iv) Assist to the extent requested by the Fund with the Fund's preparation of its Annual and Semi-Annual Reports to shareholders;

              (v) Transmit information concerning purchases and sales of the Fund's portfolio securities to the custodian for proper settlement;

              (vi) Supply the Fund and its Board of Directors with reports and statistical data as requested; and

              (vii) Prepare a quarterly brokerage allocation summary and monthly security transaction listing for the Fund.

          3.  Other Covenants.
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          The Investment Advisor further agrees that:

              (i) It will conform with all applicable Rules and Regulations of the Securities and Exchange Commission;

              (ii) It will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In executing portfolio transactions and selecting brokers or dealers, the Investment Advisor will use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, the wazzu Investment Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker dealer to execute a particular transaction, the Investment Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act

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          of 1934) provided to the Fund and/or other accounts over which the
          Investment Advisor or an affiliate of the Investment Advisor exercises investment discretion. The Investment Advisor is authorized, subject to the prior approval of the Fund's Board of Directors, to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Investment Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Investment Advisor to the Fund. The Investment Advisor will make investment decisions for the Fund independently from those of other clients of the Investment Advisor. However, the same security may be held in the portfolio of more than one client when the same security is believed suited for the investment objectives of more than one client. Should two or more clients of the Investment Advisor simultaneously be engaged in the purchase or sale of the same security, to the extent possible, the transactions will be allocated as to price and amount in a manner fair and equitable to each client; and

              (iii) Maintain or supervise the maintenance of all books and records with respect to the securities transactions of the Fund, keep its books of account and will furnish the Fund's Board of Directors with such periodic and special reports as the Board may request.

          4.  Services Not Exclusive. The investment management services
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furnished by the Investment Advisor hereunder are deemed not to be exclusive, and the Investment Advisor shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

          5.  Books and Records.  In compliance with the requirements of Rule
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31a-3 under the 1940 Act, the Investment Advisor hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund's request. The Investment Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

          6.  Expenses.  During the term of this Agreement, the Investment
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Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than

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the cost of securities (including brokerage commissions, if any) purchased for the Fund.

          7.  Compensation.  For the services provided to the Fund pursuant to
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this Agreement, the Fund will pay to the Investment Advisor a fee, payable on or before the tenth (10th) day of each calendar month, at the annual rates of sixty-five one-hundredths of one percent (0.65%) of the average of the first $100,000,000 of the net asset values of the Fund and fifty one-hundredths of one percent (0.50%) of the average of the net asset values of the Fund in excess of $100,000,000 as of the close of the last business day of the New York Stock Exchange in each calendar week during the preceding calendar month. Such fees shall be reduced as required by expense limitations imposed upon the Fund by any state in which shares of the Fund are sold. Reductions shall be made at the time of each monthly payment on an estimated basis, if appropriate, and an adjustment to reflect the reduction on an annual basis shall be made, if necessary, in the fee payable with respect to the last month in any calendar year of the Fund. The Investment Advisor shall within ten (10) days after the end of each calendar year refund any amount paid in excess of the fee determined to be due for such year.

          If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Investment Advisor's compensation for such fraction of the month shall be determined by applying the foregoing percentages to the average of the weekly net asset values of the Fund during such fraction of a month (or, if none, to the asset value of the Fund as calculated on the last day of the preceding month on which the New York Stock Exchange was open for trading) and in the proportion that such fraction of a month bears to the entire month.

          8.  Limitation of Liability.  The Investment Advisor shall not be
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liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on continue the part of the Investment Advisor in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee, or agent of the Investment Advisor, who may be or become an officer, director, employee or agent of the Fund, shall be deemed, when rendering service to the Fund or acting on any business of the Fund (other than services or business in connection with the Investment Advisor's duties as investment adviser hereunder), to be rendering such services to or acting solely, for, the Fund and not as an officer, partner, employee or

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agent or one under the control or direction of the Investment Advisor even though paid by it.

          9.  Duration and Termination. This Agreement, unless sooner terminated
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as provided herein, shall in effect until April 7, 1996. Thereafter, if not terminated, this Agreement shall continue in effect for successive annual periods, provided such continuance is specifically approved at least annually
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(a) by the vote of a majority of those members of the Fund's Board of Directors who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund. Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of the Fund's Board of Directors or by vote of a majority of the outstanding voting securities of the Fund), or by the Investment Advisor on sixty days' written notice. This Agreement will immediately and automatically terminate in the event of its assignment. The Investment Advisor's obligations pursuant to section 2 of this Agreement with respect to dates up to the time of termination of this Agreement shall survive the termination of this Agreement. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning of such terms in the 1940 Act.)

          10. Amendment of this Agreement. No provision of this Agreement may be
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changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective until approved by vote of a majority of the outstanding voting securities of the Fund.

          11. Miscellaneous.  Any notice made pursuant to this Agreement shall
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be given in writing, addressed and delivered or mailed postage prepaid, return-
receipt requested, to the other party to this Agreement at its principal place of business. Notice given by a party's attorney shall be deemed to be notice given by the party. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Maryland law.

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          IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                              BLUE CHIP VALUE FUND, INC.


                                              /s/Kenneth V. Penland
                                              --------------------------
                                              By: Kenneth V. Penland
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                                              Title: Chairman
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                                              DENVER INVESTMENT ADVISORS LLC

                                              /s/  Todger Anderson
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                                              By: Todger Anderson
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                                              Title:  President
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